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                                                            Exhibit 12

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                   UNITED TECHNOLOGIES CORPORATION
                           AND SUBSIDIARIES

          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                                Six Months Ended
                                                                    June 30,
 In Millions of Dollars                                        1996           1995
 Fixed Charges:
   Interest on indebtedness                             $        114   $        129
   Interest capitalized                                            9             10
   One-third of rents*                                            42             46

   Total Fixed Charges                                  $        165   $        185

 Earnings:
   Income before income taxes and minority interests    $        739   $        634

   Fixed charges per above                                       165            185
   Less: interest capitalized                                     (9)           (10)
                                                                 156            175

   Amortization of interest capitalized                           20             19

   Total Earnings                                       $        915   $        828

 Ratio of Earnings to Fixed Charges                             5.55           4.48



* Reasonable approximation of the interest factor.
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